Exhibit 99.1

FOR IMMEDIATE RELEASE
DATE: May 3, 2011

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

HERITAGE FINANCIAL ANNOUNCES FIRST

QUARTER 2011 RESULTS AND HIGHLIGHTS

•	Diluted earnings per common share increased to $0.05 for the quarter ended March 31, 2011 from $0.03 per diluted common share for the quarter ended March 31, 2010

•	Originated loan balances showed the largest quarter to quarter increase since the third quarter of 2008.

•	Gig Harbor, WA branch opened increasing the branch network to 32 branches

•	Definitive agreement to acquire the Kent, WA branch of Charter Private Bank was announced

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported net income for the quarter ended March 31, 2011 of $764,000 compared to net income of $696,000 for the quarter ended March 31, 2010 and $9.8 million for the linked-quarter ended December 31, 2010. The net income applicable to common shareholders for the quarter ended March 31, 2011 was $0.05 per diluted common share, compared to $0.03 per diluted common share for the quarter ended March 31, 2010 and $0.77 per diluted common share for the linked-quarter ended December 31, 2010. The decrease in earnings from the linked-quarter ended December 31, 2010 was substantially attributable to the gain on bank acquisitions in connection with the acquisition of Pierce Commercial Bank in November 2010.

Mr. Vance commented, “While our first quarter 2011 performance was somewhat muted by ongoing expenses related to our acquisitions such as acquired asset loss provisions and certain overhead expenses, we are pleased with our overall core performance. As we have previously communicated, we are consciously executing our growth strategies by building out our Pacific Northwest franchise with acquisitions, de novo branches, new lenders, new product lines and our recently announced branch acquisition. While we execute our growth strategies, we expect to incur higher expenses as evidenced by our current efficiency ratio exceeding 70%. We are confident that these strategies will produce long term positive results and expenses will be more in line with our revenue as our legacy performance metrics would suggest.”

Balance Sheet

The Company’s total assets decreased $32.7 million to $1.34 billion at March 31, 2011 from $1.37 billion at December 31, 2010 due substantially to a decrease in acquired certificate of deposit balances. Total certificate of deposit balances decreased $44.2 million to $358.8 million at March 31, 2011 from $402.9 million at December 31, 2010. Of this decrease, $32.6 million was related to certificate of deposit accounts assumed in the Cowlitz Bank and Pierce Commercial Bank acquisitions (“Cowlitz and Pierce Acquisitions”) including $14.7 million of internet certificate of deposit accounts which were repriced at the time of acquisition. Total non-maturity deposits increased $7.6 million to $740.9 million at March 31, 2011 from $733.3 million at December 31, 2010. As a result, non-maturity deposits to total deposits increased to 67.4% at March 31, 2011 from 64.5% at December 31, 2010.

Total originated loans (including loans held for sale) increased $10.9 million to $753.7 million at March 31, 2011 from $742.8 million at December 31, 2010. At March 31, 2011, real estate construction loans accounted for $59.9 million, or 8.0% of total originated loans, of which $26.9 million were single-family residential construction loans.

At March 31, 2011, the Company’s stockholders’ equity to total assets increased to 15.2% compared to 14.8% at December 31, 2010. The Company and its subsidiary banks continue to maintain capital levels significantly in excess of applicable regulatory requirements to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at March 31, 2011 of 14.1%, 20.6% and 21.9%, respectively, as compared to 13.9%, 20.2% and 21.4% at December 31, 2010, respectively.

Mr. Vance continued, “We continue to be pleased with our non-maturity deposit growth which improved to a very strong 67.4% of total deposits. We have diligently managed the deposit mix of our acquired banks by exiting higher priced non-relationship CDs while at the same time increasing the more desirable relationship deposit accounts as evidenced in the non-maturity deposit growth. We are also pleased with increasing loan production coming from our new lenders as well as from our legacy lenders.”

Credit Quality

The allowance for loan losses on originated loans at March 31, 2011 decreased by $680,000 to $21.4 million from $22.1 million at December 31, 2010. Nonperforming originated assets were $32.9 million, or 2.7% of total originated assets, at March 31, 2011, compared to $29.9 million, or 2.4% of total originated assets, at December 31, 2010. Potential problem originated loans were $50.1 million at March 31, 2011, a decrease from $56.1 million at December 31, 2010. The Company believes that its allowance for loan losses is adequate to provide for probable losses based on an evaluation of known and inherent risk in the loan portfolio at March 31, 2011.

Nonperforming originated loans to total originated loans was 3.4% at March 31, 2011, an increase from 3.2% at December 31, 2010 and a decrease from 3.7% March 31, 2010. The allowance for loan losses to nonperforming originated loans was 83.2% at March 31, 2011 compared to 93.2% at December 31, 2010 and 88.2% at March 31, 2010. The increase in nonperforming originated loans is due to the restructuring of a $5.0 million loan on a condominium construction project partially offset by $3.3 million in net charge-offs during the quarter ended March 31, 2011. Of these charge-offs, $2.6 million related to nonperforming construction loans and $514,000 related to nonperforming commercial loans.

Mr. Vance added, “Although our first quarter 2011 credit metrics declined slightly from our previous quarter, I continue to be comfortable with our overall credit metrics. We aggressively manage our problem loan detection and risk grading processes to minimize our ultimate loss exposure. This process sometimes leads to variable results which we believe is typical when properly managing problem loans in any difficult credit cycle. Our allowance coverage remains at a very strong 83.2%.”

“Our Pacific Northwest economy can best be described as ‘one step forward and one step backward.’ For instance, we are encouraged by positive announcements from major area employers and improving unemployment rates to then face the difficult reality of substantially increasing fuel prices and the likely negative impact these costs will have on area businesses. Additionally, we continue to see a buildup in the inventory of unsold homes in our area and home values have continued to deteriorate and new home sales have further declined. We have not yet had a sustained economic recovery in the Pacific Northwest.”

Operating Results

Net interest income increased $4.9 million, or 46.2%, to $15.6 million for the quarter ended March 31, 2011 compared with $10.7 million during the same period in 2010. This increase was primarily a result of the increased earning assets acquired in the Cowlitz and Pierce acquisitions. Heritage’s net interest margin for the quarter ended March 31, 2011 increased to 5.08% from 4.58% for the same period in 2010. The increase in net interest margin was due primarily to increased loan yields as a result of discount accretion on the loan portfolios acquired in the Cowlitz and Pierce Acquisitions. The effect on the net interest margin of discount accretion on the acquired loan portfolio for the quarter ended March 31, 2011 was approximately 32 basis points. Interest reversals on nonaccrual originated loans impacting the net interest margin for the quarter ended March 31, 2011 were approximately nine basis points compared to 15 basis points for the prior year quarter ended March 31, 2010.

The provision for loan losses on originated loans decreased $1.2 million, or 30.8% to $2.6 million for the quarter ended March 31, 2011 from $3.8 million for the quarter ended March 31, 2010 and decreased $300,000, or 10.4%, from $2.9 million for the linked quarter ended December 31, 2010. The Company had net charge-offs of $3.3 million for the quarter ended March 31, 2011 compared to $6.0 million for the quarter ended December 31, 2010 and $5.1 million for the quarter ended March 31, 2010.

The provision for loan losses on purchased loans totaled $1.8 million for the quarter ended March 31, 2011. This provision was due substantially to the decrease of estimated cash flows in certain pools of acquired loans from the original cash flow estimations. As of the acquisition dates, purchased loans were recorded at their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the purchased loan portfolios will be recognized immediately into earnings. Provisions on the purchased covered loans, however, would be mostly offset by a corresponding increase in the Federal Deposit Insurance Corporation (“FDIC”) indemnification asset recognized within non-interest income. To the extent actual or projected cash flows are more than originally estimated, the increase in cash flows is prospectively recognized in interest income. The increase in interest income, however, would be mostly offset by a corresponding decrease in the FDIC indemnification asset recognized prospectively within non-interest income.

Cash flows on pools of acquired loans are re-estimated on a quarterly basis. Although there was a decrease in estimated cash flows in certain pools of acquired loans during the quarter ended March 31, 2011, cash flow estimations increased from the original cash flow estimations for the majority of the pools, resulting in an aggregate increase. As a result of the re-estimation performed during the quarter ended March 31, 2011, the increase in cash flows will prospectively increase interest income and decrease non-interest income. However, this effect is subject to the results of future quarterly cash flow re-estimations.

Donald J. Hinson, Senior Vice President and Chief Financial Officer commented, “We are pleased with the cash flow performance of the acquired loan portfolios. However, due to the accounting rules associated with acquired loans, we are likely to experience volatility over the next few quarters in reported net interest margin, provision for loans losses and non-interest income, as quarterly cash flow re-estimations are performed.”

Non-interest income increased $1.3 million to $3.5 million for the quarter ended March 31, 2011 compared to $2.2 million for the same period in 2010. The increase was due substantially to the FDIC loss sharing income (net of expenses) in the amount of $800,000. In addition, service charges on deposits for the quarter ended March 31, 2011 increased $213,000 from the same period in the prior year due to increases in deposit accounts as a result of the Cowlitz and Pierce Acquisitions.

Non-interest expense increased $5.6 million or 69.1% to $13.7 million during the quarter ended March 31, 2011 compared to $8.1 million for the quarter ended March 31, 2010. The increase for the three months ended March 31, 2011 compared to the same period in the prior year was due to increased salaries and benefits expense in the amount of $2.6 million, increased occupancy and equipment expense of $819,000, increased other real estate owned expense (including valuation adjustments), relating to other real estate owned of $491,000, increased data processing of $403,000, and increased professional services of $347,000. With the exception of expenses relating to other real estate owned, these increases were substantially due to the Cowlitz and Pierce acquisitions.

Dividend

On May 2, 2011, the Company’s Board of Directors declared a dividend of $0.03 per share payable on May 27, 2011 to shareholders of record on May 13, 2011.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on May 3, 2011, at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1059 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through May 17, 2011, by dialing (800) 475-6701 — access code 198080.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-six full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include average tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes preferred stock, goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(in thousands)	March 31, 2011	December 31, 2010	March 31, 2010
Stockholders’ equity	$203,333	$202,279	$159,630
Less: goodwill and other intangible assets	14,852	14,965	13,338

Tangible equity	188,481	187,314	146,292
Less: preferred stock	—	—	23,518

Tangible common equity	$188,481	$187,314	$122,774

Total assets	$1,335,005	$1,367,684	$1,011,810
Less: goodwill and other intangible assets	14,852	14,965	13,338

Tangible assets	$1,320,153	$1,352,719	$998,472

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and of our bank subsidiaries by the Federal Deposit Insurance Corporation (the “FDIC”), the Washington State Department of Financial Institutions, Division of Banks (the “Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules including changes from the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations that have been or will be promulgated thereunder; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including the Cowlitz Bank and Pierce Commercial Bank transactions or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; risks relating to acquiring assets or entering markets in which we have not previously operated and may not be familiar, changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2011 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	March 31,	December 31,	March 31,
	2011	2010	2010
Assets
Cash on hand and in banks	$26,156	$37,179	$17,976
Interest earning deposits	114,764	129,822	94,346
Fed funds sold	—	1,990	—
Investment securities available for sale	134,023	125,175	95,268
Investment securities held to maturity	13,494	13,768	13,551
Loans held for sale	478	764	634
Originated loans receivable	753,190	742,019	757,357
Less: Allowance for loan losses	(21,382)	(22,062)	(24,797)

Originated loans receivable, net	731,808	719,957	732,560
Purchased covered loans, net of allowance for loan losses of $1,511, $0 and $0	123,452	128,715	—
Purchased non-covered loans, net of allowance for loan losses of $267, $0 and $0	109,860	131,049	—

Total loans, net	965,120	979,721	732,560
FDIC indemnification asset	16,869	16,071	—
Other real estate owned	3,518	3,030	1,590
Premises and equipment, net	22,413	21,750	16,551
Federal Home Loan Bank (“FHLB”) stock	5,594	5,594	3,566
Accrued interest receivable	5,011	4,626	3,783
Prepaid expenses and other assets	12,713	13,229	18,647
Goodwill and other intangible assets	14,852	14,965	13,338

Total assets	$1,335,005	$1,367,684	$1,011,810

Liabilities and Stockholders’ Equity
Deposits	$1,099,720	$1,136,276	$835,896
Securities sold under agreement to repurchase	24,811	19,027	10,254
Accrued expenses and other liabilities	7,141	10,102	6,030

Total liabilities	1,131,672	1,165,405	852,180

Preferred stock	—	—	23,518
Common stock	128,688	128,436	73,851
Unearned compensation	(160)	(182)	(248)
Retained earnings	74,412	73,648	62,345
Accumulated other comprehensive income, net	393	377	164

Total stockholders’ equity	203,333	202,279	159,630

Total liabilities and stockholders’ equity	$1,335,005	$1,367,684	$1,011,810

Common stock, shares outstanding	15,648,809	15,568,471	11,082,554

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF INCOME (LOSS)

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Interest income:
Interest and fees on loans	$16,572	$18,127	$11,970
Taxable interest on investment securities	663	612	745
Nontaxable interest on investment securities	179	172	73
Interest on federal funds sold and interest earning deposits	79	105	60

Total interest income	17,493	19,016	12,848

Interest expense:
Deposits	1,875	2,047	2,163
Borrowed funds	22	69	20

Total interest expense	1,897	2,116	2,183

Net interest income	15,596	16,900	10,665
Provision for loan losses on originated loans	2,595	2,895	3,750
Provision for loan losses on purchased loans	1,778	—	—

Net interest income after provision for loan losses	11,223	14,005	6,915

Non-interest income:
Gain on bank acquisitions	—	11,392	—
Gain on sales of loans	151	274	66
Service charges on deposits	1,238	1,335	1,025
Merchant Visa	699	759	715
FDIC loss sharing income, net	800	50	—
Other income	590	483	350

Total non-interest income	3,478	14,293	2,156

Non-interest expense:
Salaries and employee benefits	6,637	6,503	4,015
Occupancy and equipment	1,846	2,058	1,027
Data processing	823	847	420
Marketing	315	277	211
Merchant Visa	569	641	597
Professional services	633	916	286
State and local taxes	356	300	217
Impairment loss on securities	26	25	190
Federal deposit insurance	456	532	354
Other real estate owned	517	411	26
Other expense	1,474	1,339	732

Total non-interest expense	13,652	13,849	8,075

Income before income taxes	1,049	14,449	996
Income tax expense	285	4,689	300

Net income	$764	$9,760	$696

Dividends accrued and discount accreted on preferred shares	—	$691	$331

Net income applicable to common shareholders	$764	$9,069	$365

Basic earnings per common share	$0.05	$0.77	$0.03
Diluted earnings per common share	$0.05	$0.77	$0.03

Average number of common shares outstanding	15,296,157	11,715,572	11,000,997
Average number of diluted common shares outstanding	15,372,102	11,781,042	11,043,446

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Performance Ratios:
Efficiency ratio	71.57%	44.40%	62.98%
Return on average assets	0.23%	2.85%	0.28%
Return on average common equity	1.52%	22.81%	1.08%

Average Balances:
Loans, including purchased loans	$972,884	$941,001	$738,091
Taxable investment securities	124,355	117,473	94,212
Nontaxable investment securities	21,123	21,099	9,055
Interest earning deposits and federal funds sold	121,707	159,646	98,527
Total interest earning assets	1,245,663	1,244,501	943,451
Total assets	1,352,452	1,358,799	1,012,835
Interest bearing deposits	922,426	956,511	713,091
FHLB advances and other borrowings	—	7,364	—
Securities sold under agreement to repurchase	20,500	16,769	11,093
Total interest bearing liabilities	942,926	980,644	724,184
Non-interest bearing deposits	195,834	196,151	124,628
Total equity	204,255	178,794	160,067
Common equity	204,255	157,775	136,579
Tangible common equity	189,332	142,796	123,229

Net Interest Spread:
Yield on loans, net	6.91%	7.64%	6.58%
Yield on taxable investment securities	2.16%	2.07%	3.21%
Yield on nontaxable investment securities	3.43%	3.24%	3.28%
Yield on interest earning deposits and federal funds sold	0.26%	0.26%	0.25%
Yield on interest earning assets	5.70%	6.06%	5.52%

Cost of interest bearing deposits	0.82%	0.85%	1.23%
Cost of FHLB advances and other borrowings	—	2.48%	—
Cost of securities sold under agreement to repurchase	0.43%	0.55%	0.72%
Cost of interest bearing liabilities	0.82%	0.86%	1.22%

Net interest spread	4.88%	5.21%	4.30%
Net interest margin	5.08%	5.39%	4.58%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Allowance for Loan Losses:
Originated loans:
Allowance balance, beginning of period	$22,062	$25,204	$26,164
Provision for loan losses	2,595	2,895	3,750
Net charge-offs:
Commercial business	514	3,642	2,862
One-to-four family residential	15	(15)	—
Real estate construction	2,648	2,340	2,238
Consumer	98	70	17

Total net charge-offs	3,275	6,037	5,117

Allowance balance, end of period	$21,382	$22,062	$24,797

	Three Months Ended March 31, 2011
	Purchased Covered	Purchased Non-Covered
Allowance for Loan Losses:
Purchased loans:
Allowance balance, beginning of period	$—	$—
Provision for loan losses	1,511	267

Allowance balance, end of period	$1,511	$267

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Other Real Estate Owned:
Balance, beginning of period	$3,030	$1,920	$704
Additions	1,337	926	2,408
Additions through bank acquisition	—	702	—
Dispositions	(475)	(17)	(797)
Gain (loss) on sale	(13)	3	93
Valuation adjustments	(361)	(504)	(818)

Balance, end of period	$3,518	$3,030	$1,590

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	March 31, 2011	December 31, 2010	March 31, 2010
Financial Measures:
Book value per common share	$12.99	$12.99	$12.28
Tangible book value per common share	$12.04	$12.03	$11.08
Stockholders’ equity to total assets	15.2%	14.8%	15.8%
Tangible common equity to tangible assets	14.3%	13.8%	12.3%
Tier 1 leverage capital to average assets	14.1%	13.9%	14.6%
Tier 1 capital to risk-weighted assets	20.6%	20.2%	20.0%
Total capital to risk-weighted assets	21.9%	21.4%	21.3%
Net loans to deposits ratio	87.8%	86.3%	87.7%

	As of Period End
	March 31, 2011	December 31, 2010	March 31, 2010
Nonperforming Originated Assets:
Nonaccrual originated loans by type:
Commercial business	$12,182	$10,841	$6,957
One-to-four family residential	—	—	47
Real estate construction and land development	11,777	15,642	23,580

Total nonaccrual originated loans(1)(2)	23,959	26,483	30,584

Restructured loans	5,422	394	417

Total nonperforming originated loans	29,381	26,877	31,001
Other real estate owned	3,518	3,030	1,590

Nonperforming originated assets	$32,899	$29,907	$32,591

Originated accruing loans past due 90 days or more	$190	$1,221	$741
Potential problem originated loans(3)	50,052	56,088	49,215
Allowance for loan losses to:
Total originated loans	2.84%	2.97%	3.27%
Nonperforming originated loans(4)	83.19%	93.16%	88.20%
Nonperforming originated loans to total originated loans(4)	3.41%	3.19%	3.71%
Nonperforming originated assets to total originated assets(4)	2.65%	2.41%	2.93%

(1)	$5.5 million, $9.1 million and $13.0 million of nonaccrual loans were considered troubled debt restructurings at March 31, 2011, December 31, 2010 and March 31, 2010, respectively.
(2)	$3.7 million, $3.2 million and $2.9 million of nonaccrual loans were guaranteed by government agencies at March 31, 2011, December 31, 2010 and March 31, 2010, respectively.
(3)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms. $4.2 million, $5.9 million and $4.7 million of potential problem originated loans were guaranteed by government agencies at March 31, 2011, December 31, 2010 and March 31, 2010, respectively.
(4)	Excludes portions guaranteed by government agencies.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	March 31, 2011		December 31, 2010		March 31, 2010
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Originated loans:
Commercial business :
Commercial and industrial	$255,055	33.8%	$232,857	31.4%	$218,809	28.9%
Owner-occupied commercial real estate	158,206	21.0%	159,444	21.4%	186,693	24.6%
Non-owner occupied commercial real estate	213,938	28.4%	221,739	29.9%	197,087	26.0%

Total commercial business	627,199	83.2%	614,040	82.7%	602,589	79.5%
One-to-four family residential	45,164	6.0%	48,269	6.5%	52,228	6.9%
Real estate construction and land development:
One-to-four family residential	26,927	3.6%	29,377	4.0%	41,599	5.5%
Five or more family residential and commercial properties	32,980	4.4%	28,588	3.8%	41,774	5.5%

Total real estate construction and land development	59,907	8.0%	57,965	7.8%	83,373	11.0%
Consumer	22,739	3.0%	23,832	3.2%	21,352	2.8%

Gross originated loans	755,009	100.2%	744,106	100.2%	759,542	100.2%
Deferred loan fees	(1,341)	(0.2)%	(1,323)	(0.2)%	(1,551)	(0.2)%

Total originated loans	753,668	100.0%	742,783	100.0%	757,991	100.0%

Purchased covered loans	124,963		128,715		—
Purchased non-covered loans	110,127		131,049		—

Total loans, net of deferred loan fees	$988,758		$1,002,547		$757,991

	March 31, 2011		December 31, 2010		March 31, 2010
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Non-interest demand deposits	$188,827	17.2%	$194,583	17.1%	$126,400	15.1%
NOW accounts	295,870	26.9%	287,247	25.3%	217,300	26.0%
Money market accounts	151,889	13.8%	150,953	13.3%	110,104	13.2%
Savings accounts	104,351	9.5%	100,552	8.8%	86,442	10.3%

Total non-maturity deposits	740,937	67.4%	733,335	64.5%	540,246	64.6%
Certificate of deposit accounts	358,783	32.6%	402,941	35.5%	295,650	35.4%

Total deposits	$1,099,720	100.0%	$1,136,276	100.0%	$835,896	100.0%